Filed under Rule 424(b)(3), Registration Statement No. 333-169633

Pricing Supplement No 10 - Dated Friday, May 17, 2013 (Prospectus Dated September 29, 2010 and Prospectus Supplement Dated November 13, 2012)

CUSIP			Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s	Product
Number	Principal Amount	Selling Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
26442KAK2	[ ]	100.000%	2.000%	[ ]	Fixed	3.100%	Quarterly	06/15/2025	09/15/2013	$9.04	Yes	Senior Unsecured Notes

Redemption Information: Non-Callable

Duke Energy Corporation

Trade Date: Friday, May 24, 2013 @ 12:00 PM ET

Settlement Date: Thursday, May 30, 2013

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC Number 0235 via RBC Dain Rauscher Inc.

Duke Energy Corporation Duke Energy InterNotes Due One Year or More from Date of Issue Prospectus Supplement Dated November 13, 2012 to Prospectus Dated September 29, 2010

Agents: BofA Merrill Lynch, Incapital, LLC, Citigroup, Edward D. Jones & Co., L.P., Morgan Stanley, RBC Capital Markets, LLC, UBS Investment Bank, Wells Fargo Advisors, LLC

If the maturity date or an interest payment date for any note is not a business day (as such term is defined in the Prospectus Supplement), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.